August 2015 Filed pursuant to Rule 433 dated August 17, 2015 Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 483 dated August 17, 2015 to Registration Statement No. 333-200365

Structured Investments

Opportunities in Commodities

Bear Market Buffered Securities Based on the Performance of Copper due February 23, 2017

Principal at Risk Securities

Unlike ordinary debt securities, the Bear Market Buffered Securities Based on the Performance of Copper due February 23, 2017, which we refer to as the securities, do not pay interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus, as supplemented or modified by this document. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the commodity price of copper, which we refer to as the underlying commodity, on the final averaging dates. As the securities offer the potential of receiving a positive return based on a short exposure to the performance of copper, you will earn a positive return if copper declines in value. Conversely, you are exposed to the possibility of a loss of some or all of your initial investment if copper increases in value. At maturity, if the underlying commodity has depreciated in value, investors will receive the stated principal amount of their investment plus a return equal to 100% of the decline in the value of the underlying commodity over the term of the securities, subject to the maximum payment at maturity. If the underlying commodity has appreciated in value, but the underlying commodity has not increased by more than the specified buffer amount, the securities will redeem for par. However, if the underlying commodity has appreciated by more than the buffer amount, investors will lose 1.1765% for every 1% increase beyond the specified buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. If the final commodity price has increased by 100% or more from the initial commodity price, you will lose your entire initial investment in the securities. The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income and a return above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of positive performance of the underlying commodity, and the potential of receiving a positive return if the underlying commodity declines in value. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	August 21, 2015
Original issue date:	August 26, 2015 (3 business days after the pricing date)
Maturity date:	February 23, 2017
Underlying commodity:	Copper
Payment at maturity:

If the final commodity price is less than the initial commodity price:

$1,000 + downside payment

In no event will the payment at maturity exceed the maximum payment at maturity. The return on the securities will be a positive amount only if copper declines in value.

If the final commodity price is greater than or equal to the initial commodity price but less than or equal to 115% of the initial commodity price, meaning the price has increased by an amount less than or equal to the buffer amount of 15%:

$1,000

If the final commodity price is greater than $ , which is 115% of the initial commodity price, meaning the price has increased by an amount greater than the buffer amount of 15%:

$1,000 + [$1,000 x (commodity percent change + 15%) x downside factor]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Buffer amount:	15%. As a result of the buffer amount of 15%, the value at or below which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $ , which is 115% of the initial commodity price.
Maximum payment at maturity:	$1,200 per security (120% of the stated principal amount)
Downside payment:	$1,000 x commodity percent change
Commodity percent change:	(initial commodity price – final commodity price) / initial commodity price
Downside factor:	1.1765
Initial commodity price:	$ , which is the commodity price on the pricing date
Final commodity price:	The arithmetic average of the commodity prices on each of the five final averaging dates
Commodity price:

On any trading day, the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.

Reuters, Bloomberg and various other third party sources may report prices of the underlying commodity. If any such reported price differs from that as published by the relevant exchange for the underlying commodity, the price as published by such relevant exchange will prevail.

Final averaging dates:	February 13, 2017, February 14, 2017, February 15, 2017, February 16, 2017 and February 17, 2017, subject to postponement for non-trading days and certain market disruption events. See "Additional Information About the Securities?Final averaging dates."
CUSIP / ISIN:	61762GEP5 / US61762GEP54
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $973.20 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company(3)
Per security	$1,000	$12.50	$987.50
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer or one of its affiliates that will not exceed $12.50 per $1,000 principal amount of securities.
(2)	Please see “Supplemental information concerning plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(3)	See “Use of proceeds and hedging” on page 14.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 dated August 17, 2015 to Preliminary Pricing Supplement No. 483 dated August 12, 2015
Prospectus Supplement dated November 19, 2014       Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

Bear Market Buffered Securities Based on the Performance of Copper due February 23, 2017

Principal at Risk Securities

Investment Summary

Bear Market Buffered Securities

Principal at Risk Securities

The Bear Market Buffered Securities Based on the Performance of Copper due February 23, 2017 (the “securities”) offer the possibility of a return equal to 100% of the decline in the value of the underlying commodity over the term of the securities, subject to the maximum payment at maturity. Investors can use the securities:

▪	To gain access to the underlying commodity and potentially provide a measure of diversification of underlying asset class exposure, subject to the credit risk of the issuer

▪	As an alternative to direct short exposure to the underlying commodity that provides a buffer against a limited level of positive performance in the price of the underlying commodity

Maturity:	1 year and 6 months
Maximum payment at maturity:	$1,200.00 per security (120% of the stated principal amount)
Buffer amount:	15%
Downside factor:	1.1765
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $973.20, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount, the downside factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary

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market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Key Investment Rationale

Bear Market Buffered Securities offer exposure to the decline in the value of the underlying commodity, while providing limited protection against positive performance of the underlying commodity. Once the commodity price has increased by more than the specified buffer amount, investors will suffer a loss based on the positive performance of the underlying commodity. At maturity, if the underlying commodity has depreciated, investors will receive the stated principal amount of their investment plus a return equal to 100% of the decline in the value of the underlying commodity over the term of the securities, subject to the maximum payment at maturity. If the underlying commodity has appreciated and (i) if the commodity price has not increased by more than the specified buffer amount, the securities will redeem for par or (ii) if the commodity price has increased by more than the buffer amount, investors will lose 1.1765% for every 1% increase beyond the specified buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. If the final commodity price has increased by 100% or more from the initial commodity price, you will lose your entire initial investment in the securities.

Upside Scenario	The price of copper decreases and, at maturity, the securities redeem for the stated principal amount of $1,000 plus the downside payment (which reflects a return equal to 100% of the commodity percent change), subject to a maximum payment at maturity of $1,200 per security (120% of the stated principal amount). The return on the securities will be a positive amount only if copper declines in value.
Par Scenario	The price of copper remains unchanged or increases by an amount less than or equal to the buffer amount of 15% and, at maturity, the securities redeem for the stated principal amount of $1,000.
Downside Scenario	The price of copper increases by an amount greater than the buffer amount of 15% and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage increase above the buffer amount of 15% times the downside factor of 1.1765 (e.g., if the price of copper increases by 40%, the securities will redeem for $705.875, or 70.5875% of the stated principal amount). There is no minimum payment at maturity on the securities.

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How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$5,000
Buffer amount:	15%. As a result of the buffer amount of 15%, the value at or below which the hypothetical final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $5,750.
Downside factor:	1.1765
Maximum payment at maturity:	$1,200.00 (120% of the stated principal amount)
Minimum payment at maturity:	None

Payoff Diagram

How it works

▪	Upside Scenario. If the final commodity price is less than the initial commodity price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the depreciation of the underlying commodity from the initial commodity price over the term of the securities, subject to the maximum payment at maturity. Under the terms of the securities, an investor will realize the maximum payment at maturity at a final commodity price of 80% of the initial commodity price.

▪	If the price of copper decreases 5%, investors would receive a 5% return, or $1,050.00 per security.

▪	If the price of copper decreases 35%, investors would receive only the maximum payment at maturity of 120% of the stated principal amount, or $1,200 per security.

  The return on the securities will be a positive amount only if copper declines in value.

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▪	Par Scenario. If the final commodity price is greater than or equal to the initial commodity price but less than or equal to 115% of the initial commodity price, investors will receive the stated principal amount of $1,000 per security.

▪	Downside Scenario. If the final commodity price is greater than the initial commodity price and has increased from the initial commodity price by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage increase beyond the buffer amount of 15% times the downside factor of 1.1765. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

▪	For example, if the price of copper increases by 40%, investors would lose 29.4125% of their principal and receive only $705.875 per security at maturity, or 70.5875% of the stated principal amount.

Hypothetical Total Return at Maturity

The following table illustrates the hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical total returns set forth below reflect the buffer amount of 15%, the downside factor of 1.1765 and the maximum payment at maturity of $1,200 per security and assume an initial commodity price of $5,000. The actual initial commodity price will be determined on the pricing date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities. The numbers appearing below may have been rounded for ease of analysis.

Final Commodity Price	Increase in the Value of the Underlying Commodity	Payment on Securities (per $1,000)	Total Return on Securities
$10,000.00	100.000%	$0.0000	-100.000%
$9,000.00	80.000%	$235.2941	-76.471%
$8,000.00	60.000%	$470.5882	-52.941%
$7,000.00	40.000%	$705.8824	-29.412%
$6,500.00	30.000%	$823.5294	-17.647%
$6,000.00	20.000%	$941.1765	-5.882%
$5,800.00	16.000%	$988.2353	-1.176%
$5,750.00	15.000%	$1,000.00	0.000%
$5,500.00	10.000%	$1,000.00	0.000%
$5,250.00	5.000%	$1,000.00	0.000%
$5,000.00	0.000%	$1,000.00	0.000%
$4,750.00	-5.000%	$1,050.00	5.000%
$4,500.00	-10.000%	$1,010.00	10.000%
$4,000.00	-20.000%	$1,200.00	20.000%
$3,000.00	-40.000%	$1,200.00	20.000%
$2,000.00	-60.000%	$1,200.00	20.000%
$1,000.00	-80.000%	$1,200.00	20.000%
$0.00	-100.000%	$1,200.00	20.000%

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee a return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on the final averaging dates, which we refer to as the final commodity price. If the final commodity price has increased by an amount greater than 15% from the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the increase in the price of the underlying commodity above 115% of the initial commodity price times the downside factor of 1.1765. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities. If the final commodity price has increased by 100% or more from the initial commodity price, you will lose your entire initial investment in the securities. See “How the Securities Work.”

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $1,200 per security, or 120% of the stated principal amount. Any decrease in the final commodity price from the initial commodity price by more than 20% will not increase the return on the securities.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the final averaging dates. The final commodity price will be based on the arithmetic average of the commodity prices on the final averaging dates, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying commodity drops to a price less than the initial commodity price prior to the final averaging dates but then increases by the final averaging dates, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such increase. Although the actual price of the underlying commodity on the maturity date or at other times during the term of the securities may be lower than the final commodity price, the payment at maturity will be based solely on the commodity price on the final averaging dates.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

o	whether or not the price of the underlying commodity has increased from the initial commodity price by an amount greater than the buffer amount of 15%;

o	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

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o	interest and yield rates in the market;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

o	the time remaining until the maturity of the securities; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is above the buffer amount or it is believed to be likely to do so in light of the then current price of the underlying commodity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.

You cannot predict the future performance of the underlying commodity based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Underlying Commodity Information.”

▪	The price of copper may change unpredictably and affect the value of the securities in unforeseen ways. The price of copper has fluctuated widely over the past several years. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of copper may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

▪	Investing in the securities is not equivalent to investing directly in or taking a short position in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the securities is not equivalent to investing directly in or taking a short position in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to

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the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 18-month term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial commodity price, and, as a result, could decrease the buffer amount, which is the price at or below which the final commodity price must be on the final averaging dates so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the

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commodity price on the final averaging dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the final commodity price and whether the final commodity price is greater than the initial commodity price or the buffer amount, as applicable, on the final averaging dates, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Payment at Maturity,” “—Initial Commodity Price,” “—Initial Commodity Price,” “—Commodity Price,” “—Commodity Percent Change,” “—Final Averaging Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”)

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concerning the U.S. federal income tax consequences of an investment in the securities. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Underlying Commodity Overview

The price of copper to which the return on the securities is linked for any trading day is the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.

Underlying commodity information as of August 9, 2015:

Underlying commodity information as of August 9, 2015
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Copper (in U.S. dollars)	LOCADY	$5,135.50	$7,020.00	$7,096.00 (on 8/26/2014)	$5,135.50 (on 8/9/2015)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the LME.

The following graph sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the period from January 1, 2010 to August 9, 2015. The related table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the same period. The commodity price on August 9, 2015 was $5,135.50. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance. The actual performance of the underlying commodity over the life of the securities and the amount payable at maturity may bear little relation to the historical levels shown below.

Daily Commodity Prices of Copper January 1, 2010 to August 9, 2015

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Copper (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8,242.50	7,539.00	7,582.50
Second Quarter	7,582.50	6,637.50	6,750.50
Third Quarter	7,340.50	6,719.00	7,290.50
Fourth Quarter	7,394.50	6,939.00	7,394.50
2014
First Quarter	7,439.50	6,434.50	6,636.00
Second Quarter	7,035.00	6,600.00	6,955.00
Third Quarter	7,183.50	6,735.50	6,736.00
Fourth Quarter	6,859.50	6,306.00	6,359.00
2015
First Quarter	6,359.00	5,390.50	6,050.50
Second Quarter	6,448.00	5,646.00	5,721.00
Third Quarter (through August 9, 2015)	5,761.50	5,135.50	5,135.50

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:	The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will

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reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Such purchase activity could potentially decrease the initial commodity price, and, as a result, could decrease the buffer amount, which is the price at or below which the final commodity price must be on the final averaging dates so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the final averaging dates. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any

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assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the issuer or one of its affiliates that will not exceed $12.50 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See

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“Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the preliminary pricing supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement and the preliminary pricing supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Amendment No. 1 dated August 17, 2015 to Preliminary Pricing Supplement No. 483 dated August 12, 2015

Prospectus Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used in this document are defined in the prospectus supplement, the preliminary pricing supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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